Exhibit 99.1

March 3, 2009

Boyd Gaming Corporation

3833 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada  89169

Attention: Keith E. Smith and William S. Boyd

Gentlemen:

The Board of Directors of Station Casinos, Inc., together with our financial and legal advisors, has reviewed Boyd’s unsolicited non-binding preliminary indication of interest  set forth in your February 23, 2009 letter.

As you know, our Company is in the process of soliciting consents from our lenders with respect to a pre-packaged plan of reorganization that would result in a restructuring of substantially all of our debt.  Our Board has made no determination to pursue, nor has the Company taken any steps toward pursuing, a sale of all or any portion of the Company’s assets.

In reviewing Boyd’s indication of interest letter, the Board considered, among other factors, the non-specific, non-binding and highly conditional nature of the Boyd proposal, the risks to the Company in sharing sensitive and confidential information with a significant competitor, and the uncertainties and timing risks associated with pursuing the proposal, including the feasibility of obtaining necessary third party consents and required regulatory, antitrust and other governmental approvals.  The Board also considered the potential harm that would result to the Company’s stakeholders if such a proposal was delayed or could not be completed, whether as a result of the foregoing factors or Boyd’s potential inability to perform due to its own financial position.

In light of  the foregoing, and for other valid considerations, our Board has concluded that it is in the best interests of the Company and our stakeholders to proceed with the current restructuring plan.

Should circumstances change, we will contact you.

Sincerely,

/s/ Frank J. Fertitta III
Frank J. Fertitta III